Exhibit 99.7
Trust Venture Company, LLC
2 Greenwich Plaza
Greenwich, CT 06830
December 21, 2007
BY FACSIMILE AND EMAIL
Wilmington Trust Company
as Trustee of Torch Energy Royalty Trust
Attn: Kristin Moore
Rodney Square North
1100 North Market Street
Wilmington, Delaware 19890

Re:	Request that Wilmington Trust Company (the “Trustee”) call a meeting of the Unitholders of Torch Energy Royalty Trust (the “Trust”)
Dear Ms. Moore:
     Pursuant to Section 8.02 of the Trust Agreement (the “Trust Agreement”), by and among Torch Energy Advisors Incorporated, Torch Royalty Company, Velasco Gas Company Ltd. and the Trustee, dated October 1, 1993, Trust Venture Company, LLC (“Trust Venture”), as a Unitholder owning of record more than ten percent in number of the outstanding units of beneficial interest (“Units”) in the Trust, requests that the Trustee call and give notice of a meeting of the Unitholders of the Trust as promptly as practicable for the following purposes:
1.	To consider and vote upon a proposal to terminate the Trust in accordance with the applicable provisions of the Trust Agreement.
     Please contact the undersigned at (203) 542-4000 or Tim Taylor, legal counsel to Trust Venture, at (713) 229-1184 if you have any questions with respect to our request. Thank you for your assistance with this matter.

TRUST VENTURE COMPANY, LLC
By:	/s/ Richard Petrilli
	Name:	Richard Petrilli
	Title:	Authorized Signatory

cc:
Bryan Brewer, Crowell & Moring LLP
Tim Taylor, Baker Botts L.L.P.
Hugh Tucker, Baker Botts L.L.P.